Exhibit 10.16


Confidential                                     CB Frankfurt Branch
                                                 Nancy Eichbaum
HOHENSTAUFEN ZWEIHUNDERT-                        Tel.: +49 69 718-3119
SECHSUNDZWANZIGSTE Vermogensverwaltungs GmbH     Fax: +49 69 718-3195
- Management -
Hohenstaufenring 62
50674 Koln                                       15.11.2002

Account no. [           ]

Preamble: Mikron Infrared, Inc. ("Mikron") has acquired the company Hohenstaufen zweihundertsechSundzwanzigste Vermogensverwaltungs GmbH ("226"). This company is to serve as a holding company as part of a legal and tax structure for the purchase of the shares in the German Impac Group. As a consequence of this transaction, the German Impac companies (Impac Electronic GmbH, infra sensor Spezialpyrometer GmbH and IMPAC systems GmbH) are each scheduled to change their legal form from that of a limited liability company (GmbH) to that of a limited commercial partnership. The German limited liability company INFRAPOINT Messtechnik GmbH is to act as the general partner ("Komplementar-GmbH").

The purchase price for these companies is financed using Mikron funds (loans provided by Fleetbank), Mikron's own shares, capital appreciation notes of Messrs. Stoneman and Posner, a deferred payment of the purchase price credited against the purchase price and agreed with the selling parties (Messrs. Schlosser and Breternitz) as well as the loan issued by ING BHF-BANK Aktiengesellschaft as stated below.

The cash funds and the Mikron shares will be credited/transferred to 226's account no. [ ] and allocated to the company's equity capital. Together with the loan provided by ING BHF-BANK AG, these cash funds and Mikron shares will then be used to pay the purchase price for the shares in the Impac Group to the selling parties by performing an asset-side swap, i.e. posting the book value and the good will of the shareholdings in exchange for these assets.

The redemption loan furnished by ING BHF-BANK AG is to be serviced in future out of the cash flow of the Impac companies via credit transfer to 226's account (covering the latter's interest and repayment obligations).

Dear Sirs,

We refer to the discussions held with you and declare our willingness to provide you with the following cash redemption loan for the partial financing of the purchase price for the takeover of Impac Group by the US company Mikron Infrared, Inc.:

                                EUR 1,000,000.00
                          (in words: one million euros)

ING BHF-BANK Aktiengesellschaft
Frankfurt Branch

Page 2 of the letter dated 15.11.2002
to HOHENSTAUFEN ZWEIHUNDERTSECHSUNDZWANZIGSTE
Vermogensverwaltungs GmbH Hohenstaufenring 62, 50674 Koln


Term and redemption:

The loan has a term ending on 30 September 2006 and shall be repaid quarterly in equal instalments of EUR 62,500.00 at the end of each quarter. The first redemption instalment falls due on 30 December 2002, the last on 30 September 2006.

Conditions:

Interest will be charged quarterly in arrears and calculated in accordance with the international interest calculation method (365/360). In accordance with customary practice, we will agree the conditions for this cash redemption loan with you two bank business days in advance, based on the 3-month EURIBOR rate. The bank's margin amounts to 2.50% p.a.

In addition, we will charge you a one-off processing fee of 1.50% of the loan principal. This amount is payable immediately after the agreement is signed and must be held at the ready on account no. [ ].

Conditions precedent for disbursement:

o As agreed, the loan will only be disbursed after the legally binding purchase contract between Mikron Infrared, Inc. and the shareholders of Impac Group, the guarantee issued by Mikron Infrared, Inc., and the relevant legal opinion have been presented to us.

o The entire settlement of the purchase price shall be conducted via your account no. [ ]; in other words, the liquid funds of approx. EUR 2,700,000.00 required over and above this loan for the purchase price shall be credited and posted to this account.

Collateral:

In addition to the items and rights due to us under our "General Business Conditions", the following collateral will be furnished to us, as set out in separate agreements:

>> an unlimited guarantee in the amount of EUR 1,000,000.00 issued by Mikron Infrared, Inc.

>> a pledge of the shares held by HOHENSTAUFEN ZWEIHUNDERTSECHSUNDZWANZIGSTE Vermogensverwaltungs GmbH and INFRAPOINT Messtechnik GmbH in the following operating companies of the Impac Group:

      - IMPAC Electronics GmbH, Frankfurt (to be known in future as IMPAC Electronic KG)

      - infra sensor Spezialpyrometer GmbH, Magdeburg (to be known in future as Infra Sensor KG)

      -     IMPAC systems GmbH, Dresden (to be known in future as IMPAC Systems
            KG)


ING BHF-BANK Aktiengesellschaft
Frankfurt Branch

Page 3 of the letter dated 15.11.2002
to HOHENSTAUFEN ZWEIHUNDERTSECHSUNDZWANZIGSTE
Vermogensverwaltungs GmbH Hohenstaufenring 62, 50674 Koln


The pledge agreements must be returned to us within 30 days of the signing of this loan agreement.

As regards the provision of collateral, the relevant department of our bank will be contacting you separately.

To the extent that the collateral is subject to foreign law and we consider it necessary to obtain legal opinions, you agree that ING BHF-BANK
Aktiengesellschaft, as part of the documentation/creation of legal opinions acceptable to it, may commission foreign lawyers at its own discretion. The lawyer fees and other third-party costs shall be borne by you.

Other agreements:

In granting you this loan facility, we assume that:

o you inform us in a timely manner of the performance of the relevant companies by submitting business appraisals at quarterly intervals. We have noted a deadline of six weeks after the end of the business quarter of each of the companies for the submission of these figures;

o you will not distribute any profits or grant any loans to the parent company before the annual interest and principal repayment obligations under this cash redemption loan have been met;

o you give priority to our cash redemption loan, repaying it before any other loans and the deferred payment of the purchase price agreed with Messrs. Schlosser and Breternitz;

o you do not encumber the items of property/balance sheet assets, in particular the office furniture and equipment, and the merchandise inventory, or assign the receivables of the Impac companies without our consent;

Should the loan facility granted by Fleet National Bank in connection with the financing of the purchase price for the takeover of Impac Group by Mikron Infrared, Inc. become delinquent or be terminated, you undertake to inform us without delay. Regardless of its termination rights under its General Business Conditions, ING BHF-BANK shall then be entitled to accelerate the cash redemption loan and demand immediate repayment.

With regard to Section 18 of the German Banking Act, you undertake to provide us with a copy of the audited annual accounts (company and consolidated accounts) within six months of the end of each business year. If there are any material changes in your economic and legal situation, you undertake to inform us thereof promptly before such changes occur.


ING BHF-BANK Aktiengesellschaft
Frankfurt Branch

Page 4 of the letter dated 15.11.2002
to HOHENSTAUFEN ZWEIHUNDERTSECHSUNDZWANZIGSTE
Vermogensverwaltungs GmbH Hohenstaufenring 62, 50674 Koln


We shall also be entitled to request and/or inspect further documents to the extent that we deem such action necessary for assessing your creditworthiness.

Without prejudice to the termination rights set out in our General Business Conditions, we have the right to wholly or partially terminate the loan and to demand immediate repayment if any of the aforementioned loan conditions are not fulfilled.

This agreement is subject to German law, place of jurisdiction is Frankfurt am Main.

We are pleased to be able to place the required loan facility at your disposal and would request in closing that you sign and return the enclosed duplicate of this letter hence confirming your agreement with the content hereof.

Our loan offers dated 1 November 2002 and 12 November 2002 will thus become null and void.


Yours sincerely,

BHF-BANK Aktiengesellschaft
Frankfurt Branch